Exhibit 23.1




                          INDEPENDENT AUDITOR'S CONSENT



We consent to the use in this Registration Statement of Global Seafood Technologies, Inc. on Form SB-2 of our report, dated May 25, 2001, except Note 16 which is March 11, 2002, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated May 25, 2001, except Note 16 which is March 11, 2002, relating to the financial statement schedules appearing elsewhere in this Registration Statement and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



HJ & Associates, LLC
Salt Lake City, Utah
December 16, 2002